Exhibit 99.1

FOR IMMEDIATE RELEASE

SpartanNash Announces Finance Team Transitions

Experienced Food Distribution Executive Jason Monaco to join as CFO on March 22;

Mark Shamber to Step Down Following Brief Transition

Todd Riksen Promoted to VP, Corporate Controller

Grand Rapids, Mich., March 11, 2021 — SpartanNash (Nasdaq: SPTN) announced today that the Company has appointed Jason Monaco as Executive Vice President and Chief Financial Officer (CFO), effective March 22, 2021. Mr. Monaco will assume the CFO position from Mark Shamber who will remain with the Company through the end of April to assist with a transition. As CFO, Mr. Monaco will direct finance, mergers and acquisitions, treasury, internal audit, real estate, and risk management.  He will report to SpartanNash’s President and Chief Executive Officer, Tony Sarsam.

Jason Monaco

“We look forward to having Jason join our team,” notes Mr. Sarsam. “Jason has a proven track record of partnering with cross functional teams and digging deeply into the business to build systems, processes, and teams to develop and drive operational efficiencies. His extensive food distribution expertise at Borden Dairy, coupled with is deep financial background leading multiple global teams with Kimberly Clark, align with SpartanNash’s future growth plans.”

Mr. Sarsam added, “On behalf of the board of directors and all of us at SpartanNash, I want to thank Mark for supporting this transition and for all his contributions over the last three years. We wish him well in his future endeavors.”

SpartanNash also announced the promotion of Todd Riksen to Vice President, Corporate Controller, effective March 14, 2021. Mr. Riksen is assuming the position as part of the Company’s succession plan.  Tammy Hurley, Vice President, Finance and Chief Accounting Officer, is retiring on April 23, 2021 after 20 years with the Company. In his new role, Mr. Riksen will oversee the Company’s retail, distribution and corporate accounting and financial reporting, SEC reporting, tax compliance and tax planning, financial shared services, and will support the quarterly earnings reports, shareholder calls and required filings.

“As part of our people-first culture, we are grateful for Tammy’s leadership, talent development as well as the succession planning that will enable us to seamlessly make this transition,” said Mr. Sarsam. “Todd is a key contributor and we are excited to have him overseeing our accounting group. He is well respected by our executive leadership team, co-workers, and customers; and we look forward to his future contributions.”

Jason Monaco Biography

Mr. Monaco most recently served as Chief Financial Officer for Dallas, Texas-based Cornerstone Chemical Company.  Mr. Monaco also has served as CFO of Dallas-based Borden Dairy and held increasing executive leadership positions with Kimberly-Clark. During his tenure at Borden Dairy, Mr. Monaco was responsible for planning, implementing, managing and controlling all financial and technology related activities of the company. His strategic initiatives drove volume growth and execution of a critical supply chain productivity program resulting in significant cost savings. At Cornerstone Chemical, Mr. Monaco guided acquisition integration planning, facilitating 50% sales growth through capacity, fulfillment, customer transition, inventory management, systems integration, and organizational design.

Exhibit 99.1

Todd Riksen Biography

Mr. Riksen is a certified public accountant and joined the company in April 2018 as Director, Financial Reporting and Corporate Accounting. Prior to joining SpartanNash, Mr. Riksen worked in the assurance practice at Ernst & Young serving publicly traded companies while based in the US and in the Netherlands. During his time at Ernst & Young, Mr. Riksen held roles of increasing responsibility, culminating with his role as Assurance Senior Manager.

About SpartanNash

SpartanNash (Nasdaq: SPTN) is a Fortune 400 company whose core businesses include distributing grocery products to a diverse group of independent and chain retailers, its corporate-owned retail stores and U.S. military commissaries and exchanges; as well as operating a premier fresh produce distribution network. SpartanNash serves customer locations in all 50 states and the District of Columbia, Europe, Cuba, Puerto Rico, Honduras, Iraq, Kuwait, Bahrain, Qatar and Djibouti. SpartanNash currently operates 154 supermarkets, primarily under the banners of Family Fare, Martin’s Super Markets, D&W Fresh Market, VG’s Grocery and Dan’s Supermarket. Through its MDV military division, SpartanNash is a leading distributor of grocery products to U.S. military commissaries.

Investor Contacts:	Mark Shamber	Chief Financial Officer and Executive Vice President	(616) 878-8023
	Chris Mandeville Anna Kate Heller	ICR ICR	(203) 682-8304 (678) 358-8995

Media Contact:	Meredith Gremel	Vice President Corporate Affairs and Communications	(616) 878-2830

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